Exhibit 11.1.

                         INTERWEST HOME MEDICAL, INC.
                     Schedule of Weighted Average Shares


                                               1997        1996
                                           -----------  ----------

Weighted average shares:
      Issued common shares                 3,898,000    3,749,000
      Common stock equivalents                63,000       34,000
                                           ----------- -----------
Total weighted average per share           3, 961,000   3,783,000
                                           =========== ===========






















                                     -67-